Exhibit 99.1 October 25, 2005
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
2005 THIRD QUARTER FINANCIAL RESULTS

COMPANY TO TERMINATE SALE PROCESS, BEGIN $250 MILLION STOCK
REPURCHASE PLAN

CIGNA CONTRACT WIN AND KAISER CONTRACT RENEWAL ALSO ANNOUNCED

        LAKE FOREST, CA… October 25, 2005… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter ended September 30, 2005 and other developments. The Company also announced that Apria’s Board of Directors has concluded that the interests of shareholders are best served by focusing 100% on revenue growth and operating improvements and terminating the process of entertaining potential offers for the Company.

        As projected in the Company’s press release of October 7, 2005, revenues were $367.6 million in the third quarter of 2005, a 1% increase over revenues of $364.6 million for the third quarter of 2004. Net income for the third quarter of 2005 was $19.3 million or $.38 per share (diluted), compared to $29.8 million or $.60 per share for the same period last year.

        The comparison of revenues and net income between the third quarters of 2005 and 2004 was negatively impacted by Medicare reimbursement reductions that went into effect for certain items of home medical equipment on January 1, 2005; for oxygen on April 8, 2005; and for respiratory medications in each of the first three quarters of 2005. Excluding the effects of the Medicare reductions, revenue growth was 3%.

        “As previously announced, revenue growth was short of expectations in the third quarter and as a result we reduced earnings expectations for the year,” said Lawrence M. Higby, Apria’s Chief Executive Officer. “The shortfall was mainly in the home medical equipment and infusion therapy lines of business. Between now and the end of the year, we plan to take a number of decisive actions to correct this situation.”

        Net income for the third quarter of 2005 reflects a tax benefit of $2.3 million related to the $17.6 million settlement of the Company’s qui tam litigation concerning Medicare billing documentation in 1995-1998. The settlement amount was originally accrued in the second quarter when the preliminary agreement was reached. In the third quarter, the settlement agreement was finalized and payment was made to the government, at which time the tax benefit was recorded. Without this benefit, diluted net income per share would have been $.34.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) were $69.0 million for the third quarter of 2005 compared to $85.6 million for the third quarter of 2004. The 2005 Medicare reimbursement reductions lowered third quarter EBITDA by $10.6 million. EBITDA is presented as a supplemental performance measure and is not meant to be considered as an alternative to net income or cash flows from operating activities or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the bottom of the condensed consolidated statements of income included in this release.

        Third quarter sales, distribution and administrative expenses increased $1.8 million or .8% from the second quarter due entirely to recent acquisitions as well as higher fuel prices and health benefit expense increases.

New Contracts

        Apria also announced several contract wins and expansions that will help accelerate its organic growth. The Company recently signed a new three-year contract with CIGNA HealthCare, effective February 2006, and renewed an existing five-year contract with Kaiser Permanente. In addition, a national contract with Aetna has been expanded.

        Higby stated, “with these new contracts in hand and our recent success in gaining Medicare oxygen business, we believe we have the basis for solid organic growth in 2006. We also expect to benefit from expanded Medicare Advantage business as new beneficiaries become eligible for Medicare.”

Liquidity and Capital

        During the third quarter, Apria acquired five small businesses for total consideration of $4.1 million. For the year, 19 acquisitions for total consideration of $99.5 million were completed.

        Cash flows from operations for the nine months ended September 30, 2005 reflect the $17.6 million qui tam settlement payment. Capital expenditures continued to improve, as net purchases of patient service equipment for the third quarter of 2005 totaled $26.7 million or 7.1% of net revenues, as adjusted for the Medicare reimbursement reductions. This compares to purchases of $29.4 million or 8.1% of net revenues in the third quarter of 2004. Days sales outstanding (DSO) were 57 days at September 30, 2005, up from 55 days reported at the same date last year, primarily resulting from unavoidable delays in the government’s issuance of new provider numbers associated with freestanding acquisition sites.

Stock Repurchase

        Apria’s Board of Directors has authorized the Company to repurchase up to $250 million worth of its outstanding common stock, $175 million of which will be in an accelerated stock repurchase transaction. Depending on market conditions and other considerations, the Company plans to repurchase the remaining $75 million in stock in open market or privately negotiated transactions over the next five fiscal quarters.

2005 Projection and 2006 Outlook

        As previously reported, management now estimates full year 2005 revenue growth in the 2% to 3% range. Earnings per share (excluding the cost of the qui tam settlement) are estimated in the range of $1.68 to $1.72.

        On a comparable basis for 2006, management estimates revenue growth will be approximately 5%. Earnings per share are expected to increase in the 20% range, including the effects of stock repurchases.

Decision with Respect to Sale Process

        After extensive discussions with a number of potential financial and strategic investors, Apria’s Board of Directors has determined that the interests of shareholders will be best served by terminating the previously announced process to explore potential opportunities for a sale of the Company.

        From time to time, Apria had received expressions of interest from a variety of persons concerning the possibility of an acquisition of Apria’s outstanding equity. In June, the Company announced that its Board had decided to provide non-public information to potentially interested parties in order to determine if an acquisition might be achieved at an attractive price level for its shareholders. David Goldsmith, Chairman of Apria’s Board of Directors, reported that after a thorough process, the Board concluded that there was no proposal received which, in the Board’s opinion, appropriately reflected Apria’s intrinsic value and prospects for future appreciation.

        “Despite Apria’s recent lowering of expectations for 2005, the Board believes there have been significant achievements in recent months,” noted Mr. Goldsmith, “including the previously announced settlement of litigation involving Medicare billing documentation, new contracts with managed care customers, and the growing importance of Medicare Advantage plans which uniquely position Apria in this new growth segment. As a result of these and other factors, we believe there are attractive opportunities for future appreciation in Apria’s value and are fully supportive of the Company’s strategic direction.”

         Mr. Higby said, “The Company has a strong future ahead of it. Throughout the summer, we have remained focused on implementing various initiatives related to logistics, revenue management, centralized Medicare billing and centralized pharmacy management — all of which have made good progress. Given our third quarter revenues, we will redouble our focus on revenue growth while continuing to pursue the operating initiatives which should further enhance long-term shareholder value.”

        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in 50 states. With $1.5 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(dollars in thousands)	2005	2004

ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$12,440	$39,399
Accounts receivable, net of allowance for doubtful accounts	233,586	219,365
Inventories, net	40,415	40,295
Other current assets	59,742	49,252

TOTAL CURRENT ASSETS	346,183	348,311

PATIENT SERVICE EQUIPMENT, NET	232,784	224,801
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	46,579	51,012
OTHER ASSETS, NET	572,218	483,540

TOTAL ASSETS	$1,197,764	$1,107,664

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$155,145	$173,434
Current portion of long-term debt	6,342	4,901

TOTAL CURRENT LIABILITIES	161,487	178,335

LONG-TERM DEBT, exclusive of current portion	506,126	475,957
OTHER NON-CURRENT LIABILITIES	48,988	47,187

TOTAL LIABILITIES	716,601	701,479
STOCKHOLDERS’ EQUITY	481,163	406,185

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	1,197,764	1,107,664

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(dollars in thousands, except per share data)	2005	2004	2005	2004

Respiratory therapy	$249,847	$245,958	$763,248	$735,035
Infusion therapy	65,893	63,639	192,158	182,751
Home medical equipment/other	51,875	54,972	159,003	157,226

NET REVENUES	367,615	364,569	1,114,409	1,075,012

GROSS PROFIT	259,717	262,593	788,386	775,195

Provision for doubtful accounts	12,160	12,268	39,410	38,548
Selling, distribution and administrative expenses	212,150	200,619	628,083	582,496
Qui tam settlement and related costs	-	-	20,000	-
Amortization of intangible assets	2,047	1,854	5,176	4,639

OPERATING INCOME	33,360	47,852	95,717	149,512
Interest expense, net	5,262	5,210	14,894	15,119

INCOME BEFORE TAXES	28,098	42,642	80,823	134,393
Income tax expense	8,843	12,807	33,382	47,652

NET INCOME	$19,255	$29,835	$47,441	$86,741

Income per common share - assuming dilution	$0.38	$0.60	$0.95	$1.72

Weighted average number of common shares outstanding	50,465	49,792	50,111	50,436

Reconciliation - EBITDA:
Reported net income	$19,255	$29,835	$47,441	$86,741
Add back: Interest expense, net	5,262	5,210	14,894	15,119
Add back: Income tax expense	8,843	12,807	33,382	47,652
Add back: Depreciation	33,552	35,847	99,823	106,323
Add back: Amortization of intangible assets	2,047	1,854	5,176	4,639

EBITDA	$68,959	$85,553	$200,716	$260,474

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,

(dollars in thousands)	2005	2004

OPERATING ACTIVITIES
Net income	$47,441	$86,741
Items included in net income not requiring cash:
Provision for doubtful accounts	39,410	38,548
Depreciation and amortization	104,999	110,962
Deferred income taxes and other	(4,153)	24,378
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(58,806)	(62,835)

NET CASH PROVIDED BY OPERATING ACTIVITIES	128,891	197,794
INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(92,872)	(111,890)
Proceeds from disposition of assets	686	159
Cash paid for acquisitions, including payments of deferred consideration	(101,907)	(116,121)

NET CASH USED IN INVESTING ACTIVITIES	(194,093)	(227,852)
FINANCING ACTIVITIES
Net payments on debt	24,544	(5,695)
Capitalized debt issuance costs	(15)	(37)
Outstanding checks included in accounts payable	(6,775)	(1,689)
Issuances of common stock	20,489	15,784
Repurchases of common stock	-	(100,000)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	38,243	(91,637)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(26,959)	(121,695)
Cash and cash equivalents at beginning of period	39,399	160,553

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,440	$38,858

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